Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
January 15, 2019		Nordstrom, Inc.
206-303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030
Nordstrom Reports Holiday Sales
Comparable Sales Increase of 1.3%
SEATTLE, Wash. (January 15, 2019) - Nordstrom, Inc. (NYSE: JWN) today announced a comparable sales increase of 1.3 percent for the nine weeks ended January 5, 2019, compared with the nine weeks ended January 6, 2018.
In Full-Price, comparable sales increased 0.3 percent relative to the third quarter year-to-date increase of 1.9 percent, reflecting softer traffic in stores. In Off-Price, comparable sales increased 3.9 percent, which was consistent with year-to-date trends and expectations. Digital sales for the Company increased 18 percent over the same period last year, representing 36 percent of sales.
While year-to-date comparable sales of 2.1 percent were in-line with the Company’s prior outlook of approximately 2 percent for fiscal 2018, Full-Price sales were below the Company’s expectations. As a result, the Company has incorporated in its annual expectations higher markdowns taken during holiday and to reposition inventory to a more appropriate level by the end of the year. Earnings per diluted share is expected to be around the low end of the Company’s prior outlook range of $3.27 to $3.37, including the third quarter estimated non-recurring credit-related charge of $0.28, or for comparability, $3.55 to $3.65, excluding the impact of the charge.
The Company remains committed to achieving its long-term financial targets, which supports three strategic objectives in driving higher shareholder returns: continuing market share gains, improving profitability and returns and maintaining disciplined capital allocation.
The Company is scheduled to report its fourth quarter and full-year 2018 financial results after the close of the financial markets on February 28, 2019. Additional detail on the Company’s financial performance will be provided at that time.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 379 stores in 40 states, including 121 full-line stores in the United States, Canada and Puerto Rico; 244 Nordstrom Rack stores; three Jeffrey boutiques; two clearance stores; six Trunk Club clubhouses; and three Nordstrom Local service concepts. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com, HauteLook and TrunkClub.com. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends," "estimates," "forecasts" and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this news release or in any other public statements that address such future events or expectations are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2018 and its Form 10-Q for the fiscal quarters ended May 5, 2018, August 4, 2018 and November 3, 2018. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.